Exhibit 10.30
MANAGING DIRECTOR AGREEMENT

BETWEEN:	Volcano Europe NV, a company incorporated under the laws of Belgium, having its registered office in Belgium, at 1930 Zaventem, Excelsiorlaan 41;

Hereby duly represented by Mr. Scott Huennekens, acting in his capacity as President & CEO, Volcano Corporation, and John Dahldorf, acting in his capacity of Chief Financial Officer, Volcano Corporation;

Hereinafter referred to as “Volcano Europe”;

AND:	Mr Michel Lussier, residing in Belgium, at ;
Place Louis Moricher 14
1060 Brussels, Belgium

Hereinafter referred to as “the Manager”;
Hereinafter jointly referred to as the “Parties”, or separately as “a Party”.
WHEREAS
1.	Volcano Europe is primarily active in the medical technology business;

2.	Volcano Europe requires management expertise for the daily operations of Volcano Europe;

3.	The Manager specializes in the provision of management expertise and has offered to provide Volcano Europe with the required management services and assistance;

4.	The General Meeting of shareholders of Volcano Europe has appointed the Manager as one of the Directors of Volcano Europe.

5.	The Manager has accepted this mandate;

6.	The Board of Directors of Volcano Europe has appointed the Manager as Managing Director of Volcano Europe;

7.	The Manager has accepted this mandate and will perform the management services and assistance under the terms and conditions set out in this agreement;

8.	The Parties have agreed to conclude the present Management Agreement (hereafter “the Agreement”) providing for and setting out (i) the terms and conditions of the Parties’ collaboration which Parties wish to construe on a fully independent basis and (ii) the Parties’ various rights and obligations on this subject.

NOW IT IS THEREFORE AGREED AS FOLLOWS:

Article 1:	Scope of the agreement
1.1.	Through the present Agreement, Volcano Europe appoints the Manager as Managing Director of Volcano Europe and this in view of the performance of the duties and the responsibilities relating to the daily management of Volcano Europe (further “the Services”), including amongst others services relating to the technical, sales, clinical, regulatory and administrative management of Volcano Europe.

1.2.	The Manager accepts to assume responsibility for the daily management of the Company. Within the usual area of responsibilities of a Managing Director, the Manager will be entrusted with the most extensive powers of daily management as determined in the Articles of Association of the Company.

1.3.	The Services referred to above, are not comprehensive and may be amended, elaborated or restricted from time to time by mutual agreement. Subsequently, an addendum will be drafted, signed and added to the present Agreement.

1.4.	The Manager accepts to perform the Services under the conditions set out in the present Agreement.

Article 2:	Modalities of the service providing
2.1.	The Manager shall render the Services specified in article 1.1. of the present Agreement in full independence, and, outside any link of subordination vis-à-vis Volcano Europe.

As far as necessary, the Parties stress that the freedom and independence towards each other for the execution of the present Agreement is an essential element of this Agreement, lacking of which the present Agreement would not have been concluded.

2.2.	The Manager will organise his activities according to his own methods, time scheme and opinions and shall receive no instructions or guidelines from Volcano Europe with regard to how the work should be organised, with the exception of guidelines justified by the necessities of the collaboration between the Manager and Volcano Europe.

2.3.	The Manager guarantees to execute his tasks with the dedication, the competence and the know-how requested from a professional and with the loyalty due in the execution of any agreement.

2.4.	The Manager shall operate within the policies and guidelines relating to health and safety applicable within Volcano Europe (see articles 3 and 4 of the present Agreement).

2.5.	The Manager declares to abide by all commercial, fiscal, social and other obligations enabling him to perform the Services, and engages to strictly respect the fiscal and social security rules applicable to him in the execution of the Agreement.

In case the present or future ruling would impose specific certificates or other conditions in order to be entitled to render the Services, the Manager undertakes to comply within the shortest and practically possible term.

2.6.	The Manager will be entitled to represent Volcano Europe in his capacity of Managing Director.

Article 3:	Volcano Europe’s obligations
3.1.	Volcano Europe undertakes to provide the Manager with all necessary information and to put documentation at the disposal of the Manager necessary or useful in the execution of the Services.

3.2.	Volcano Europe undertakes to put an office with a telephone, fax, computer and such other material and equipment at the disposal of the Manager for as far as necessary for the performance of the present Agreement and the performance of the Services as defined in article 1.1. of the present Agreement.

3.3.	Volcano Europe undertakes to:
(i)	provide the Manager with the required and with sufficient information regarding the risks and the measures taken within Volcano Europe relating to the employees’ well-being during the performance of their employment contract; and

(ii)	coordinate the Manager’s activities and guarantee the collaboration between the Manager and Volcano Europe when executing the measures taken and implemented with regard to the well-being of the employees during the performance of their work.

Article 4:	The Manager’s obligations
4.1.	The Manager undertakes to:
(i)	strictly comply with the measures relating to the employee’s well-being at work applicable within Volcano Europe;

(ii)	provide Volcano Europe with sufficient information with regard to the risks inherent to his own activities; and

(iii)	give his full cooperation with regard to the coordination and the collaboration as referred to above under article 3.3., (ii) of the present Agreement.
4.2.	In the event the Manager does not (fully) comply with his obligations as set out above, Volcano Europe is entitled to take any measures which may be necessary and this at the expense of the Manager.

Article 5:	Term — Termination
5.1.	This Agreement is entered into for an indefinite duration and shall commence on April 1, 2006.

5.2.	The Manager can terminate the present Agreement at any time with a notice period of three (3) months. In case the Agreement is terminated without notice or with an insufficient notice, the Manager shall pay an indemnity of 64,140.63 EUR to Volcano Europe or a pro rata thereof if part of the notice period has already been performed.

Volcano Europe can terminate the present Agreement at any time with a notice period of three (3) months. In case the agreement is terminated without notice or with an insufficient notice Volcano Europe shall pay to the Manager an indemnity of 64,140.63 EUR or a pro rata thereof if part of the notice period has already been performed.

5.3.	In case of violation by any Party of one of its obligations under the present Agreement, the other Party shall be entitled to terminate the present Agreement immediately and de jure, without notice nor compensation where the defaulting Party fails to remedy to its failure within ten (10) days following the written notification by registered mail of such failure as foreseen in article 10 of the present Agreement.

5.4.	The present Agreement can be terminated at any time by either Party, without notice or indemnification, in case of a serious breach of the present Agreement by the other Party.

5.5.	The termination of the present Agreement by means of a notice period, an indemnity or in case of serious breach must be notified to the other Party by means of a registered letter, to be sent to the addresses as mentioned on the first page of the present Agreement.

Article 6:	Fees
6.1.	In consideration of the Services rendered by the Manager, and based on the volume of performance of 222 days per calendar year, the Manager will receive an annual fee of 256.562,48 €. The Manager shall issue a monthly fee note to Volcano Europe for an amount of 21.380,21 €.

The compensation is subject to review whenever appropriate.

6.2.	The Manager may be eligible for a variable fee. The amount of the fee is depending on the achievement of overall corporate goals and the eligibility to such variable fee is decided under the sole and discretionary power of the Company.

6.3.	The Manager will also benefit from a car allowance. The car allowance constitutes a taxable benefit in kind.

6.4.	Statutory income tax will be withheld at source in conformity with the legal obligations imposed on Volcano Europe for its (Managing) Directors.

6.5.	The Manager is subject to the Belgian social security scheme for self employed workers. The Manager undertakes to affiliate with the social security fund for self employed and to pay the quarterly bills of social security contributions issued by this fund.

6.6.	In addition to the aforesaid monthly fee (see article 6.1.), Volcano Europe will also reimburse the following costs to the Manager on a monthly basis:
•	representation expenses for an amount of 200 €;

•	travel indemnity for an amount of 651,66 € (fluctuating on a monthly basis depending on the Manager’s actual travel schedule);

•	allocation for homework for an amount of 346,90 €.
The amount of reimbursement of costs incurred by the Manager is subject to review by mutual consent whenever appropriate.

6.7.	Premiums in connection to Health Insurance (total budget of 429,20 € per month, insurance tax included) and a Pension Plan (4.000 € per month, insurance tax included) will be paid to an insurance company and a pension fund or group insurance by Volcano Europe for the account of the Manager.

6.8	All payments to be made by Volcano Europe to the Manager will be made on the following bank account number [___].

6.9	A detailed summary of fees to Mr. Lussier is included as Addendum A to this agreement.

Article 7:	Confidentiality
7.1.	Both during the course of this Agreement and after its termination, for whatever reason, the Parties to the present Agreement undertake to preserve the utmost discretion towards third persons regarding the information that was disclosed in the framework of the execution of the present Agreement and will not disclose or pass on to third persons any information concerning, amongst other things, the internal organisation of either Party, the work methods or relations between either Party and the group to which they belong, and their clients.

7.2.	No such information shall be disclosed by the recipient Party without the prior written consent of the other Party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond the reasonable control of the recipient Party.

7.3.	This article shall not apply to information which is:
(i)	properly and lawfully in the public domain otherwise than by the breach of the present Agreement or any other obligation of confidence;

(ii)	obtained from a third party which is free to divulge such information; or

(iii)	independently developed by the receiving Party.

7.4.	The Parties undertake not to disclose the content and the nature of the present Agreement, except if the disclosure appears to be necessary in order to exercise their rights or if it is imposed by the applicable law.

7.5.	No media releases, public announcements nor public disclosures relating to this Agreement or its subject matter, including but not limited to promotional or marketing material, shall be made without the specific prior written consent of respectively Volcano Europe or the Manager.
Article 8 — Non Competition and Non Solicitation
8.1	During the term of this Agreement, the Manager shall not, directly or indirectly, engage in the business of, own or control any direct or indirect interest in, act as director, officer, employee of, either in a full time or temporary capacity, or offer consultancy services to, or be connected in any manner with any person, firm corporation, association or other entity which competes with the businesses of Volcano Europe or any of its affiliates.

8.2	The Manager undertakes moreover, during a period of one (1) year after the termination of the present Agreement, to withhold from approaching, engaging, employing (with the exception of Anglela Richter), sub-contracting with, paying for the services of or endeavouring to entice away from Volcano Europe through the intermediary of third parties, any individual/ company who is an employee, a director, a partner or an independent contractor of Volcano Europe or any other company that is part of the group Volcano Europe belongs to.

8.3	The Manager undertakes not to engage for a period of one (1) year following the termination of this Agreement directly or indirectly, in the business of, own or control any direct or indirect interest in, act as director, officer, employee of, either in a full time or temporary capacity, or offer consultancy Services to, or be connected in any manner with either Boston Scientific Corporation or Radi Medical Systems.

The non compete will apply in the following geographical area: Europe, Africa and the Middle East.

8.4	In view of respecting the obligations set out under 8.1 to 8.3 above, Volcano Europe, at the occasion of the termination of the Agreement, will pay an indemnity of 128,281.26 EUR to the Manager, in compensation of the above-mentioned undertaking, unless Volcano Europe would decide to renounce to the application of the non compete clause.

Such decision to renounce will be notified by registered mail to the Manager within 30 working days after the termination.

8.5	Any violation of the provisions of this Article shall automatically entitle Volcano Europe to obtain damages from the Manager in the amount of twice the amount paid to the Manager in the twelve months prior to termination and notwithstanding the right for Volcano Europe to claim a higher indemnity if it produces evidence of more important damages.

8.6	The Manager undertakes to have all the obligations set out above respected under the same wordings and the same conditions by all persons who will assist it in the execution of its Services.
ARTICLE 9 — INTELLECTUAL PROPERTY RIGHTS
9.A. Industrial Property
9.1	The Manager hereby agrees with Volcano Europe that if, at any time during any period of consultancy or other paid relationship with Volcano Europe, the Manager discovers, creates, makes, improves or takes part in the discovery, creation, making or improvement of any invention capable of being protected by a patent or a utility model, any industrial design or model capable of being protected as a registered design or model, any trademarks, domain names, or other inventions, improvements, discoveries, products, components, devices, compositions, methods, formulas or processes whether capable of protection by any of the aforementioned intellectual property rights or otherwise (all of which are hereinafter referred to as “Industrial Property”), said Industrial Property rights shall accrue to and shall be the absolute and exclusive property of Volcano Europe, provided that they relate to or are capable of being used in the business carried on by Volcano Europe (including Volcano Europe’s subsidiaries or associated companies), at Volcano Europe’s entire discretion.

9.2	In the event that Volcano Europe would not be regarded by law as, or would not be authorised by law to become, the full proprietor of any Industrial Property in any such subject-matters as described under Article 9.1 above, Volcano Europe shall have a pre-emption right during 6 months after being informed thereof by the Manager in accordance with Article 9.10 below in order to obtain a licence upon the conditions agreed upon in common agreement between the Manager and Volcano Europe, which conditions cannot be less favourable to Volcano Europe than the conditions which are proposed to the Manager by other parties.

9.3	The right of Volcano Europe to apply for patents with respect to any inventions shall not prejudice the Manager’s moral right to be named as the inventor thereof in the patent applications.

9.4	The remuneration/wages granted by Volcano Europe to the Manager pursuant to Article 6.1 of this Agreement are hereby expressly regarded as an entire and genuine compensation for any possible assignment of Industrial Property to Volcano Europe.
9.B. Copyrights and Neighbouring Rights
9.5	The Manager hereby assigns to Volcano Europe the patrimonial rights arising out of copyrights or any other right under the Belgian Law of 30 June 1994 on the Author’s Right and Neighbouring Rights and the Law of 30 June 1994 on the Legal Protection of Computer Programs (hereinafter referred to as the “Copyrights and Neighbouring Rights”) pertaining to works which the Manager shall create or perform in the framework of the fulfilment of the tasks which he shall be entrusted by Volcano Europe or under Volcano Europe’s instructions to the extent as provided in this Section 9.B..
The Manager shall assign in this respect to Volcano Europe the reproduction, transformation (including adaptation and translation), communication and distribution (including lending and rental) rights in:
•	any literary works consisting of internal memoranda, communications, advice and notices, schedules, graphics, diagrams, flowcharts, figures, schemes, slogans, data, compilations of data and computer programs, including interfaces, applications, templates, source and object codes;

•	any musical and artistic works consisting of logos, photographic works, artistic designs and models (whether or not those have an utilitarian function).
The Manager hereby expressly consents to the registration by Volcano Europe in Volcano Europe’s own name of any of the aforesaid works as a trademark.
The assignment of each of the patrimonial rights relating to the aforementioned copyright works shall extend world-wide and endure for the whole duration of the copyrights vested in the aforesaid works. The wages which the Manager shall be paid by virtue of Article 6.1 of this Agreement shall be deemed to fully compensate the assignment of the aforesaid exploitation rights for each one of the aforesaid works.
9.6	The Manager hereby acknowledges and covenants that the development of any computer program(s) which the Manager might create in the framework of the fulfilment of the tasks which he shall be entrusted by Volcano Europe or under Volcano Europe’s instructions or at Volcano Europe’s expenses shall be made conditional upon the signing of a commission agreement within the meaning of Article 3(3)(2) of the Law of 30 June 1994 on the Copyright and Neighbouring Rights. The Manager shall therefore not be authorised to carry out the development of any computer program prior to the signing of any such commission agreement.

The aforementioned commission agreement shall contain, among others, a provision to the effect of assigning the copyrights and possible neighbouring rights vested in the software to Volcano Europe to the widest possible extent under the laws of Belgium.

The Manager’s default under this provision shall be regarded as a breach of condition under this Agreement.

9.7	The Manager shall not oppose modifications of the work if these are linked to the exploitation thereof, except for modifications which would be liable to prejudice the Manager’s honour or reputation.

9.8	The Manager hereby expressly allows Volcano Europe to make the work public either under Volcano Europe’s name or without indication of any name and without mentioning the Manager’s intervention.

9.9	For the purposes of the application of the Belgian Law of 31 August 1998 implementing into Belgian judicial law the Directive of 11 March 1996 on the legal protection of databases, the Manager hereby agrees that Volcano Europe shall be regarded as the producer thereof within the meaning of Article 4 of the said law and Article 11 of the Directive. For the purposes of this Agreement, the sui generis database rights shall be deemed to be part of the category “Copyright and Neighbouring Rights” as defined in Article 1.5 above.
Provisions common to Industrial Property and Copyrights and Neighbouring Rights
9.10	The Manager undertakes to immediately and fully inform Volcano Europe of all inventions, improvements, discoveries, products, components, devices, compositions, methods, formulas, processes, industrial designs or models, trademarks, domain names, computer programs, literary and/or artistic works which the Manager might, at any time during any period of consultancy or other paid relationship with Volcano Europe, have discovered, created, made or improved (by himself or jointly with others), provided that they are linked in one way or another to Volcano Europe’s business.

9.11	At Volcano Europe’s request, the Manager shall, without enjoying any additional remuneration (except for a reimbursement of expenses which he would have paid directly, and regardless of whether or not he is still carried out tasks for the account of Volcano Europe), sign and deliver all such documents, materials, information and/or data and give all reasonable or desirable assistance as may be requisite to assure, transfer and grant to Volcano Europe the exclusive (material and intellectual) property rights in any such inventions, improvements, discoveries, products, components, devices, compositions, methods, formulas, processes, industrial designs or models, trademarks, domain names, computer programs, literary and/or artistic works as described above, and to enable Volcano Europe to exploit the Industrial Property and the Copyrights and Neighbouring Rights in any manner it wishes in compliance with the above provisions. The Manager shall, among others but without limitation, execute all documents and do anything which may appear necessary or desirable for Volcano Europe being granted or obtaining (at Volcano Europe’s expenses) patent, trademark or any other Industrial Property, Copyright and/or Neighbouring Right protection in such territories as may be specified by Volcano Europe, as may be of interest for Volcano Europe

9.12	The Manager shall identify and communicate to Volcano Europe all Industrial Property, Copyrights and Neighbouring Rights as soon as such rights arise and/or are granted.

9.13	The Manager hereby acknowledges and agrees with Volcano Europe that in the event that the Manager would include, incorporate or use any materials (including any programs, templates or applications) which the Manager would develop or would have developed independently and for which the Manager would be the proprietary owner, then all rights (including but not limited to Industrial Property, Copyrights and Neighbouring Rights) in such material shall form part of the deliverables and services performed by the Manager for Volcano Europe and shall be deemed to have been assigned to Volcano Europe, unless the Manager has identified such materials in writing to Volcano Europe prior to their inclusion or incorporation. Where the Manager has identified such materials to Volcano Europe, the Manager nonetheless agrees to grant Volcano Europe a royalty-free licence for the duration of any paid relationship with Volcano Europe (the Manager’s remuneration being deemed to constitute genuine royalties in this respect) to use, execute, display, perform, modify and sub-licence such materials, whether in whole or in part, as Volcano Europe shall deem fit.

9.14	The Manager agrees with Volcano Europe that the Manager shall not provide any document, material, data, information or other deliverable which may infringe any intellectual property right belonging to any third party and that any document or other material created by the Manager in the provision of services and deliverables to Volcano Europe will be original and created specifically for Volcano Europe. The Manager hereby agrees to indemnify and hold harmless Volcano Europe against any third parties’ claim for infringement of their intellectual property rights and pay any settlement amounts or damages awarded against Volcano Europe by any Court or arbitral tribunal.

9.15	To the extent that such is allowed by law, Volcano Europe shall be treated as the first owner of the Industrial Property and the Copyrights and Neighbouring Rights.

9.16	Rights and obligations under these clauses shall remain in full force and effect after termination of this agreement in respect of Industrial Property, Copyrights and Neighbouring Rights arisen during the paid relationship between the Manager and Volcano Europe and shall remain binding upon the Manager and the Manager’s heirs.

Article 10:	Successors and Assigns
This Agreement is intended to bind and inure to the benefit of and be enforceable by the Manager and Volcano Europe and their respective heirs, successors and assigns, except that the Manager may not assign its rights or delegate its duties or obligations hereunder without the prior written consent of Volcano Europe.

Article 11:	Notifications
11.1.	Notwithstanding the provisions of article 11.2. hereafter, all notifications by registered letter or otherwise, provided for in this Agreement, will be addressed to the addresses of the Parties as mentioned on the first page of the present Agreement. Each notification foreseen in the framework of the present Agreement will take effect on the moment the other Party receives this notification. However, the notification per registered mail shall take effect as from the first working day following the day of the sending of the letter.

11.2.	In case of change of Volcano Europe’s registered office or of the Manager’s address, this change will be notified to the other Party by registered mail with a proof of receipt.

Article 12:	Severability
If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, then both Parties shall be relieved of all rights and obligations arising under such provision but only to the extent that such provision is invalid, illegal or unenforceable, and such provision shall be modified to the extent necessary to make it valid, legal and enforceable whilst preserving the intent of the Parties. All other provisions of this Agreement shall be regarded as fully valid and enforceable unless otherwise proved. The delay or failure of either Party to exercise its rights under this Agreement shall in no case constitute or be deemed a waiver or forfeiture of such rights.

Article 13:	Entire Agreement
13.1.	It is expressly agreed that the present Agreement represents the entire agreement between Parties and cancels and supersedes all previous agreements between parties as well as all written or oral proposals, negotiations, conversations and discussions held between Parties with regard to the present Agreement.

13.2.	Modifications to the present Agreement can only be agreed in writing and in common agreement.

Article 14:	Governing law and jurisdiction

14.1.	This agreement shall be governed by Belgian law.

14.2.	Any dispute arising out of or in connection with this Agreement shall be finally settled by the courts of Brussels.
IN WITNESS WHEREOF this Agreement has been signed on behalf of the Parties hereto on March 20, 2006 in two originals, each party acknowledging receipt of one duly signed copy.

For Volcano Europe	For the Manager

/s/ Scott Huennekens	/s/ Michel Lussier

Scott Huennekens, President & CEO,	Mr Michel Lussier
Volcano Corporation,

and

/s/ John Dahldorf
John Dahldorf, Chief Financial Officer,
Volcano Corporation

Addendum A
Salary Detail — Michel Lussier

		ANNUALLY	MONTHLY
1.	Gross-to-Net Calculation

	(A) Gross Fee	262,976.54 €	21,914.71 €
	(B) Benefit in Kind - Car Allowance	1,500.00 €	125.00 €
	(C) Taxable Income = A+B	264,476.54 €	22,039.71 €
	(D) Social Security contributions paid by ML	-14,200.73 €	-1,183.39 €
	(E) Taxes on income (approximated) = 46%	-120,969.21 €	-10,080.77 €
	(F) Deduction for Benefit in Kind - Car Allowance	-1,500.00 €	-125.00 €
	(G) Net Fee for ML	127,806.60 €	10,650.55 €

2.	Lump Sum Reimbursements

	(H) Representation Expenses	2,400.00 €	200.00 €
	(I) Travel Indemnity (average)	7,819.94 €	651.66 €
	(J) Allocation for homework	4,162.80 €	346.90 €
	(K) SUBTOTAL	14,382.74 €	1,198.56 €

3.	Additional Costs to Volcano Europe

	(L) Pension Plan contribution	48,000.00 €	4,000.00 €
	(M) Health Insurance	5,150.40 €	429.20 €
	(N) SUBTOTAL	53,150.40 €	4,429.20 €

4.	TOTAL COSTS TO VOLCANO EUROPE (A+K+N)	330,509.68 €	27,542.47 €